Exhibit 10.6

TAX SHARING AGREEMENT

by and among

CENDANT CORPORATION

and

PHH CORPORATION

*The term “Confidential” indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

TAX SHARING AGREEMENT

This Tax Sharing Agreement (this “Agreement”) is dated as of January 31, 2005, by and among Cendant Corporation, a Delaware corporation (“Cendant”), PHH Corporation, a Maryland corporation (“PHH”), and each PHH Affiliate that executes this Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article VII hereof.

RECITALS

WHEREAS, as of the date hereof, Cendant and its direct and indirect domestic subsidiaries are members of an Affiliated Group, of which Cendant is the common parent corporation;

WHEREAS, Cendant’s Board of Directors has determined that it is appropriate and desirable for Cendant to distribute all of its shares of PHH common stock to Cendant shareholders;

WHEREAS, Cendant and PHH have agreed to undertake a series of transactions including (i) as more fully set forth in the Steps Memo, the contribution by PHH to Cendant Mobility Services Corporation, a Delaware corporation (“Mobility”), of certain assets, and, in connection therewith, the distribution by Mobility to PHH of $100 million to be distributed by PHH to its creditors, followed by the distribution by PHH to Cendant of all of the stock of Mobility (collectively, the “Internal Distribution”), (ii) the distribution by Cendant to its common shareholders pro rata of all of the stock of PHH (the “Distribution”), and (iii) each of the other transactions set forth in the Steps Memo and each other transaction effected on or before the Distribution Date that is related to the transactions set forth in the Steps Memo (collectively, the “Internal Reorganization”); and

WHEREAS, the Internal Distribution is intended to qualify as a reorganization and distribution that are tax-free to PHH, Mobility, and Cendant under sections 368(a)(1)(D), 361(c), and 355 of the Code; the Distribution is intended to qualify as a distribution that is tax-free to Cendant and its shareholders under section 355 of the Code; and steps comprising the Internal Reorganization are intended to be tax-free to Cendant and PHH and their respective affiliates.

WHEREAS, in contemplation of the Distribution pursuant to which PHH and its direct and indirect domestic subsidiaries will cease to be members of the Affiliated Group of which Cendant is the common parent, Cendant and PHH desire to set forth their agreement on the rights and obligations of Cendant and PHH and their respective groups with respect to handling and allocating Taxes for periods beginning before and after the Distribution Date, Taxes, if any, resulting from transactions effectuated in connection with the Internal Distribution, the Distribution, the Internal Reorganization, and various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, Cendant and PHH mutually covenant and agree as follows:

ARTICLE I

PREPARATION AND FILING OF TAX RETURNS; PAYMENT OF TAXES

Section 1.1      Cendant’s Responsibility. (a) Cendant shall have sole and exclusive responsibility for the preparation and timely filing of:

(i)      all Cendant Separate Income Tax Returns;

(ii)      all Cendant Consolidated and Combined Income Tax Returns; and

(iii)      all Tax Returns required to be filed by Cendant or any Cendant Affiliate with respect to Other Taxes as determined pursuant to Section 1.3 hereof.

(b)           Subject to Section 1.2(c), and Sections 2.1(b), (c), and (d), Cendant shall be liable for and shall timely pay, or cause to be paid, to the applicable Taxing Authority all Taxes required to be reported on Tax Returns for which it has responsibility under this Section 1.1 and shall be entitled to receive and retain any refunds of Taxes paid with respect thereto.

Section 1.2      PHH’s Responsibility. (a) PHH shall have sole and exclusive responsibility for the preparation and timely filing of:

(i)      all PHH Separate Income Tax Returns;

(ii)      all PHH Consolidated and Combined Income Tax Returns; and

(iii)      all Tax Returns required to be filed by PHH or any PHH Affiliate with respect to Other Taxes as determined pursuant to Section 1.3 hereof.

(b)      Subject to Section 2.1(a), (c), and (d), PHH shall be liable for and shall timely pay, or cause to be paid, to the applicable Taxing Authority all Taxes required to be reported on Tax Returns for which it has responsibility under this Section 1.2 and subject to Section 1.6, shall be entitled to receive and retain any refunds of Taxes paid with respect thereto.

(c)      Notwithstanding Section 1.1 or any other provision of this Agreement to the contrary, PHH shall be liable for any Taxes attributable to transactions or actions taken by

PHH or any PHH Affiliate on the Distribution Date, except for (i) any transactions or actions undertaken in the ordinary course of business consistent with past practices or (ii) the Distribution, to the extent PHH would not otherwise be liable for any such Taxes under Section 2.1(b), (c), or (d). To the extent required or permissible, any extraordinary item, within the meaning of Treasury Regulation Section 1.1502-76(b)(2)(ii)(C), of PHH or any PHH Affiliate that occurs or results from a transaction that takes place on the Distribution Date shall be treated as occurring at the beginning of the day following the Distribution Date.

Section 1.3      Liability for Other Taxes. PHH shall and shall cause each PHH Affiliate to prepare and timely file all Tax Returns for Other Taxes in respect of which the legal incidence of the Other Tax is imposed on PHH or any PHH Affiliate, as the case may be, and PHH shall be liable for and timely pay (or cause to be paid) all such Other Taxes. Cendant shall and shall cause each Cendant Affiliate to prepare and timely file all Tax Returns for Other Taxes in respect of which the legal incidence of the Other Tax is imposed on Cendant or any Cendant Affiliate, as the case may be, and Cendant shall be liable for and timely pay (or cause to be paid) all such Other Taxes. Responsibility for filing any Tax Return and liability for paying any Other Tax that is legally imposed on more than one legal entity (e.g., joint and several liability) shall be allocated in accordance with past practices as reasonably determined by Cendant, or in the absence of such practices, in accordance with any reasonable allocation method determined by Cendant.

Section 1.4      Agent. PHH hereby irrevocably designates, and agrees to cause each PHH Affiliate to so designate, Cendant as its sole and exclusive agent and attorney-in-fact and agrees to take such action and to cause the PHH Affiliates to take such action (including execution of powers of attorney and other documents) as Cendant may reasonably request in connection with any matter relating to Taxes, provided, that except as otherwise provided in Section 1.6(g) and Section 5.4, this Section 1.4 shall not apply to Taxes described in Section 1.2(b).

Section 1.5      Manner of Tax Return Preparation.

(a)      Unless otherwise required by a Taxing Authority, the parties hereto shall prepare and file all Tax Returns and take all other actions in a manner consistent with this Agreement. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Agreement.

(b)      Subject to Section 1.5(a), Cendant shall have the exclusive right in its reasonable discretion with respect to any Tax Return described in Section 1.1 to determine all relevant matters, including without limitation (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Asset or Tax related matter regarding such Tax Return shall be reported, provided that Cendant shall elect out of bonus depreciation under section 168(k) of the Code for PHH and each PHH Affiliate for the taxable year ended December 31, 2004, (2) whether any extensions may be requested, (3) the elections that will be made by Cendant, any Cendant Affiliate, PHH, or any PHH Affiliate on such Tax

Return, (4) whether any amended Tax Return(s) shall be filed, (5) whether any claim(s) for refund shall be made, (6) whether any refund shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Returns.

Section 1.6      Certain Tax Benefits.

(a)      PHH shall pay to Cendant the amount of any Tax Benefit Realized by PHH or any PHH Affiliate in each taxable year that is attributable to the transactions undertaken pursuant to the Avis Merger Agreement being characterized in a manner other than as reported by Cendant or any Cendant Affiliate on its originally filed applicable income Tax Returns. Within sixty (60) days of any Final Determination that may give rise to an obligation of PHH under this Section 1.6(a) (an “Avis Final Determination”), Cendant shall notify PHH in writing of such Avis Final Determination and shall provide PHH with such information reasonably required by PHH for PHH and each relevant PHH Affiliate to account for any Tax Asset (or any increase in any Tax Asset) and to determine the Tax Benefit potentially available attributable to the Avis Final Determination. Notwithstanding the foregoing, the failure of Cendant to provide notice to PHH within the time required by the preceding sentence shall not relieve PHH of any liability and/or obligation which it may have under this Section 1.6.

(b)      Within sixty (60) days after PHH receives notice of any Avis Final Determination, PHH shall provide to Cendant a schedule showing, in reasonable detail, the effect of the Avis Final Determination (the “Tax Benefit Schedule”) on any Tax Asset or Tax liability of PHH and the PHH Affiliates for each taxable period ending on or before the date of the notice for which PHH filed the applicable Tax Return. Within thirty (30) days of the finalization of the Tax Benefit Schedule, as described in subsection (d) below, PHH shall take or cause to be taken all steps necessary or appropriate to Realize any Tax Benefit attributable to past taxable periods, including the prompt filing of amended Tax Returns and/or claims for refund.

(c)      PHH shall file and shall cause each PHH Affiliate to file all current and future Tax Returns consistent with the Avis Final Determination and so as to Realize as quickly as possible any Tax Benefit potentially available to PHH and each PHH Affiliate, and shall provide to Cendant a Tax Benefit Schedule and a calculation of the Tax Benefit Realized annually, no later than 120 days prior to the due date, including applicable extensions, of PHH’s federal Income Tax Return until such time as the parties in good faith agree that PHH has no remaining obligation for any Tax Benefit.

(d)      Each time PHH delivers the Tax Benefit Schedule to Cendant, PHH shall also (i) deliver to Cendant schedules and work papers providing reasonable detail regarding the preparation of the Tax Benefit Schedule and the Tax Benefit Realized and an Advisory Firm Letter supporting such Tax Benefit Schedule and Tax Benefit Realized and (ii) allow Cendant reasonable access to the appropriate representatives at PHH and each PHH Affiliate and the Advisory Firm in connection with its review of such schedule. The Tax Benefit Schedule shall become final and binding on the parties unless Cendant, within thirty (30) calendar days after receiving such schedule, provides PHH with notice of a good faith objection to such Tax Benefit

Schedule. If a Dispute arises between PHH and Cendant with respect to the Tax Benefit Schedule, Tax Benefit or the Tax Benefit Realized, such Dispute shall be resolved in accordance with the principles and procedures set forth in Section 6.3.

(e)      PHH shall pay Cendant the amount of Tax Benefit Realized by PHH and each PHH Affiliate within thirty (30) days of the date on which such Tax Benefit is Realized by PHH or such PHH Affiliate, as the case may be.

(f)      There shall be an adjustment to any Tax Benefit calculated under Section 1.6 hereof in the event of an Audit which results in a Final Determination that increases or decreases the amount of such Tax Benefit to PHH or any PHH Affiliate reported on any relevant Tax Return of PHH or any PHH Affiliate. PHH shall promptly inform Cendant of any such Audit, shall use its reasonable best efforts to sustain the Tax Benefit at issue in the Audit, and shall, at Cendant’s request, allow Cendant to participate in the Audit. Upon receiving written notice of a Final Determination affecting any Tax Benefit, PHH shall redetermine the relevant Tax Benefit, taking into account the Final Determination (the “Restated Tax Benefit”). If the Restated Tax Benefit is greater than the relevant Tax Benefit, PHH shall promptly pay Cendant the difference between such amounts. If the Restated Tax Benefit is less than the relevant Tax Benefit, Cendant shall pay to PHH the difference between such amounts promptly after receipt of written notice setting forth the amount due and the computation thereof.

(g)      New Jersey Business Incentive Program.

(i)      Notwithstanding anything to the contrary set forth in this Agreement, Cendant shall have the exclusive right and sole discretion to control, contest and represent the interests of PHH and each PHH Affiliate in any filing, claim and/or proceeding relating or attributable to the New Jersey Business Employment Incentive Program (the “BEIP”) for all periods ending on or prior to the Distribution Date. In connection with this Section 1.6(g), PHH shall designate, and shall cause each PHH Affiliate to designate, Cendant (and Cendant employees and representatives of Cendant) as its attorney-in-fact and agrees to take such action and cause each PHH Affiliate to take such action (including execution of appropriate powers of attorney and other documents) as Cendant may reasonably request for all periods ending on or prior to the Distribution Date. With respect to a filing, claim and/or proceeding relating or attributable to the BEIP for a Straddle Period (as defined below), PHH shall have the right and discretion to control, contest and represent the interests of PHH and each PHH Affiliate, provided that (x) Cendant shall have the right to participate in any such contest or other matter relating to the BEIP for such Straddle Period, and PHH and each PHH Affiliate shall keep Cendant fully informed of all matters relating to such contest or other matter and (y) PHH shall use reasonable best efforts to obtain any BEIP Payments (as defined below) that are attributable to such Straddle Period and are otherwise legally obtainable by PHH and/or one or more PHH Affiliates.

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(ii)      Notwithstanding anything to the contrary set forth in this Agreement, PHH shall pay to Cendant, no later than five calendar days after receipt by PHH and each PHH Affiliate, as the case may be, of each BEIP Payment (as defined below), an amount equal to (x) with respect to all periods ending on or before the Distribution Date, the Net BEIP Payment (as defined below) attributable to each BEIP Payment and (y) with respect to any period that begins on or before and ends after the Distribution Date (a “Straddle Period”), the Net BEIP Payment for such Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Distribution Date and the denominator of which is the number of calendar days in such entire Straddle Period. For purposes of the Agreement, (i) “BEIP Payment” means each payment received by PHH and each PHH Affiliate from the State of New Jersey attributable to the BEIP, (ii) “Net BEIP Payment” means the excess of (x) one hundred percent (100%) of each BEIP Payment received by PHH and each PHH Affiliate over (y) the PHH BEIP Deductible Amount, and (iii) “PHH BEIP Deductible Amount” means, with respect to each BEIP Payment, the lesser of (x) 10 percent of such BEIP Payment and (y) *CONFIDENTIAL. PHH shall provide to Cendant promptly upon request any contract (and any modification or amendments thereto) between PHH and the PHH Consultant.

Section 1.7      Net Operating Losses. Notwithstanding any other provision of this Agreement, PHH shall elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or foreign Tax law) to relinquish any right to carry back net operating losses to any Cendant Consolidated and Combined Income Tax Return.

ARTICLE II

DISTRIBUTION TAXES AND INTERNAL REORGANIZATION TAXES

Section 2.1      Distribution Taxes and Internal Reorganization Taxes.

(a)      Cendant’s Liability for Distribution Taxes and Internal Reorganization Taxes. Notwithstanding any other provision of this Agreement to the contrary other than Section 2.1(c), Cendant shall be liable for one hundred percent (100%) of any Distribution Taxes and/or Internal Reorganization Taxes that are attributable to, or result from, one or more of the following:

(i)      any action, or failure or omission to act, by Cendant or any Cendant Affiliate that is inconsistent with any material, information, fact, or statement, or that constitutes a breach of any covenant or representation, pertaining to Cendant or any Cendant Affiliate in the Cendant Representation Letters;

*The term “Confidential” indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(ii)      any action, or failure or omission to act, by Cendant or any Cendant Affiliate after the Distribution, including, without limitation, a cessation, transfer to affiliates, or disposition of its active trades or businesses or other businesses, or an issuance of stock, stock buyback, or payment of an extraordinary dividend by Cendant or any Cendant Affiliate following the Distribution;

(iii)      any acquisition of stock or other equity or assets of Cendant or any Cendant Affiliate by one or more other Persons occurring prior to or following the Distribution; or

(iv)      any issuance of stock by Cendant or any Cendant Affiliate, or change in ownership of stock in Cendant or any Cendant Affiliate, that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

(b)      PHH’s Liability for Distribution Taxes and Internal Reorganization Taxes. Notwithstanding any other provision of this Agreement to the contrary other than Section 2.1(c), PHH shall be liable for one hundred percent (100%) of any Distribution Taxes and/or Internal Reorganization Taxes that are attributable to, or result from, one or more of the following:

(i)      any action, or failure or omission to act, by PHH or any PHH Affiliate that is inconsistent with any material, information, fact, or statement, or that constitutes a breach of any covenant or representation, pertaining to PHH in the PHH Representation Letter;

(ii)      any action, or failure or omission to act, by PHH or any PHH Affiliate after the Distribution, including without limitation, a cessation, transfer to affiliates or disposition of its active trades or businesses or other businesses, or an issuance of stock, stock buyback, or payment of an extraordinary dividend by PHH or any PHH Affiliate following the Distribution;

(iii)      any acquisition of stock or other equity or assets of PHH or any PHH Affiliate by one or more other Persons following the Distribution; or

(iv)      any issuance of stock by PHH or any PHH Affiliate, or change in ownership of stock in PHH or any PHH Affiliate, that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

(c)      First Party Responsible. The first party to act or fail to act in a manner that results in the imposition of Distribution Taxes and/or Internal Reorganization Taxes shall be liable for one hundred percent (100%) of such Distribution Taxes and/or Internal Reorganization Taxes pursuant to Section 2.1(a) or 2.1(b), as applicable; provided, that if such first party is subsequently able to act, and does act, in a manner that results in Distribution Taxes and/or Internal Reorganization Taxes not being imposed, then such first party shall not be liable for any

Distribution Taxes and/or Internal Reorganization Taxes imposed as a result of any act, or failure or omission to act, by the other party subsequent to the first party’s action, or failure or omission to act.

(d)      “No Fault” Allocation. In the event of the imposition of Distribution Taxes or Internal Reorganization Taxes for which neither party is liable pursuant to Sections 2.1(a) or 2.1(b), such Taxes shall be borne 86.3 percent by Cendant and 13.7 percent by PHH.

Section 2.2      Continuing Covenants.

(a)      PHH shall not and shall cause the PHH Affiliates not to take any action, or fail or omit to take any action that would cause any of the facts, representations or statements set forth in the PHH Representation Letter to be untrue. Moreover, (x) during the two-year period following the Distribution Date, PHH will not cease to be engaged in the active trade or business relied upon for purposes of satisfying the requirements of Section 355(b) of the Code with respect to the Internal Distribution and/or the Distribution, and (y) during the applicable period provided in Section 355(e)(2)(B) of the Code with respect to the Distribution, PHH will not enter into any transaction or make or permit any change in equity structure (including, without limitation, stock issuances, pursuant to the exercise of options, option grants or otherwise, capital contributions, or mergers or acquisitions, but not including the Distribution) that could cause the Distribution or the Internal Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly PHH stock representing a “50-percent or greater interest” within the meaning of Section 355(e) of the Code.

(b)      Notwithstanding Section 2.2(a), PHH shall be permitted to take and shall permit the PHH Affiliates to take actions inconsistent with the covenants contained in such section if: (i) PHH obtains a ruling from the IRS in form and substance acceptable to Cendant to the effect that such actions will not result in the Distribution, the Internal Distribution or the Internal Reorganization, as the case may be, being taxable transactions, in whole or in part, or (ii) PHH obtains an opinion in form and substance acceptable to Cendant of nationally recognized tax counsel acceptable to Cendant to the effect that such actions will not result in the Distribution, the Internal Distribution or the Internal Reorganization being taxable transactions, in whole or in part. Notwithstanding the receipt of an IRS ruling or a tax opinion described in this Section 2.2(b), PHH and the PHH Affiliates shall not be relieved of any indemnification obligations under this Agreement.

ARTICLE III

INDEMNIFICATION

Section 3.1      Generally.

(a)      Cendant shall indemnify PHH, each PHH Affiliate, and their respective directors, officers and employees, and hold them harmless from and against all Taxes and associated Losses, without duplication, (i) for which Cendant is liable under this Agreement,

(ii) imposed on PHH or any PHH Affiliate under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local, or foreign Tax law) as a result of PHH or any PHH Affiliate being a member of the Affiliated Group (or similar group under state, local, or foreign Tax law) of which Cendant or any Cendant Affiliate is the common parent, except to the extent that PHH otherwise would be liable for such Taxes under Article II of this Agreement, or (iii) attributable to a breach of any covenant or obligation of Cendant under this Agreement.

(b)      PHH shall indemnify Cendant, each Cendant Affiliate, and their respective directors, officers, and employees, and hold them harmless from and against all Taxes and associated Losses, without duplication, (i) for which PHH is liable under this Agreement, (ii) imposed on any Cendant Affiliate under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local, or foreign Tax law) as a result of any Cendant Affiliate being a member of the Affiliated Group (or similar group under state, local, or foreign Tax law) of which PHH or any PHH Affiliate is the common parent, except to the extent that Cendant otherwise would be liable for such Taxes under Article II of this Agreement, or (iii) attributable to a breach of any covenant or obligation of PHH under this Agreement.

Section 3.2      No Indemnification for Tax Attributes. Notwithstanding anything to the contrary contained in this Agreement, Cendant shall not indemnify PHH or any PHH Affiliate from and against, and none of PHH or any PHH Affiliate shall be entitled to indemnification pursuant to this Agreement, for any Taxes or Losses resulting from PHH or any PHH Affiliates not having, or having a reduced amount, of Tax attributes (including basis of assets, net operating loss carryovers and credit carryovers).

ARTICLE IV

PAYMENTS

Section 4.1      Payments Under This Agreement. Any payment required to be made pursuant to this Agreement by one party to the other shall be made according to this Section 4.1.

(a)      In General. All payments shall be made within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b)      Treatment of Payments. Unless otherwise required by any Final Determination, payments made by one party to another party (other than payments of interest pursuant to Section 4.1(e) and payments of After Tax Amounts pursuant to Section 4.1(d)) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution and, accordingly, as not includible in the taxable income of the recipient.

(c)      Prompt Performance. All actions required to be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d)      After Tax Amounts. If, pursuant to a Final Determination, it is determined that the receipt or accrual of any payment made under this Agreement (other than payments pursuant to Section 1.6 or of interest pursuant to Section 4.1(e)), including any payment made pursuant to this Section 4.1(d), is includible in income by the receiving party, the party making such payment shall pay to the receiving party an additional amount equal to (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 4.1(e) on the amount of any Tax attributable to such inclusion in income from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(e)      Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period, plus two percent (2%). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

ARTICLE V

TAX PROCEEDINGS

Section 5.1      Audits. Subject to Section 5.4, the party responsible for preparing and filing a Tax Return pursuant to Article I (the “Filing Party”) shall have the exclusive right to control, contest, and represent the interests of Cendant, any Cendant Affiliate, PHH, and any PHH Affiliate, as applicable, in any Audit relating to such Tax Return and, in its reasonable discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax related matter regarding such Tax Return.

Section 5.2      Notice. Within ten (10) days after a party receives a written notice or other information from a Taxing Authority of the existence of a Tax issue that may require the indemnifying party to indemnify the receiving party under this Agreement, such party shall notify the indemnifying party of such issue, and thereafter shall promptly forward to the other party copies of notices and material communications with any Taxing Authority relating to such issue. The failure of one party to notify the other party of any matter relating to a particular Tax for a taxable period or to take any action specified in this Agreement shall not relieve such other party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such taxable period, except to the extent that such other party’s rights under this Agreement are materially prejudiced by such failure.

Section 5.3      Remedies. PHH shall make no claim against Cendant and shall not raise or assert any defense to PHH’s liabilities and/or obligations to Cendant under this Agreement based upon the resolution by Cendant of any deficiency, claim or adjustment relating to any Tax related matter pertaining to Cendant or any Cendant Affiliate.

Section 5.4      Control of Distribution Tax and Internal Reorganization Tax Proceedings. Notwithstanding any other provision of this Agreement to the contrary, Cendant shall have the exclusive right and sole discretion to control, contest, and represent the interests of Cendant, any Cendant Affiliate, PHH, and any PHH Affiliate in any Audits (including, without limitation, audits of PHH Separate Income Tax Returns) relating to Distribution Taxes and/or Internal Reorganization Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit, provided that to the extent that Cendant reasonably believes that PHH may potentially have liability for such Distribution Taxes and/or Internal Reorganization Taxes pursuant to this Agreement, Cendant shall permit PHH to participate in the relevant Audit. Cendant’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax related matter regarding such Tax Return. In connection with this Section 5.4, PHH shall designate and shall cause the PHH Affiliates to designate, Cendant (and Cendant employees and representatives of Cendant) as its attorney-in-fact and agrees to take such action and to cause the PHH Affiliates to take such action (including execution of appropriate powers of attorney and other documents) as Cendant may reasonably request.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1      Effectiveness. This Agreement shall become effective on the Distribution Date.

Section 6.2      Cooperation and Exchange of Information.

(a)      Cooperation. PHH and Cendant shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from the other party hereto, or from an agent, representative or advisor to such party, in connection with the preparation and filing of Tax Returns, claims for refund, Audits, and other matters related to

Taxes covered by this Agreement. Such cooperation shall include, without limitation, at each party’s own cost:

(i)      the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)      the execution of any document that may be necessary or reasonably helpful in connection with any Audit, or the filing of a Tax Return or refund claim by Cendant or any Cendant Affiliate or PHH or any PHH Affiliate, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii)      the use of the party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.

Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters. Notwithstanding anything to the contrary contained in this Agreement or otherwise, neither PHH nor any PHH Affiliate shall have the right to receive or obtain any information relating to Taxes of Cendant, any Cendant Affiliate or its predecessors, in each case, other than information relating solely to PHH or a PHH Affiliate.

(b)      Retention of Records. Subject to Section 6.2(a), a party intending to dispose of documentation relating to the Taxes of Cendant or any Cendant Affiliate or PHH or any PHH Affiliate, including without limitation, Tax Returns, books, records, documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (after the expiration of the applicable statute of limitations) as permitted by this Agreement, shall provide written notice to the other party describing the documentation to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

Section 6.3      Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof (“Dispute”) shall first be negotiated between the appropriate senior executives of Cendant and PHH who have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by Cendant or PHH, as applicable, of notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, then Cendant and PHH shall jointly retain an Independent Firm to resolve the Dispute. If Cendant and PHH cannot mutually agree upon an Independent Firm, then any Dispute which Cendant and PHH cannot resolve within thirty (30) days from the Dispute Resolution Commencement Date shall be resolved by a nationally recognized accounting firm selected by the American Arbitration Association; provided, that the American Arbitration Association shall not select any accounting firm that is then providing auditing services to Cendant, any Cendant Affiliate, PHH or any PHH Affiliate. The accounting firm selected by Cendant and PHH or the American Arbitration Association, as the case may be, shall act as an arbitrator to resolve all points of disagreement, and its decision shall be final and binding upon all parties involved. Following the decision of such firm, Cendant and PHH shall each take or cause to be taken any action necessary to implement the decision of such firm. Cendant and PHH shall share equally the administrative costs of the arbitration and such firm’s fees and expenses, and shall each bear their respective other costs and expenses related to the arbitration.

Section 6.4      Notices. Notices, offers, requests or other communications required or permitted to be given by any party pursuant to the terms of this Agreement shall be given in writing to Cendant or PHH, as applicable, to the following addresses or facsimile numbers:

If to Cendant, at:

Cendant Corporation
9 West 57th Street
37th Floor
New York, NY 10019
Attention: Erick Bock
EVP, Legal Corporate Secretary
Fax Number: (212) 413-1922

with a copy to:
Cendant Corporation
1 Campus Drive
Parsippany, NJ 07054
Attention: Joseph Huber
Group Vice President, Corporate Taxes
Fax Number: (973) 496-7390

If to PHH, at:

Cendant Mortgage
3000 Leadenhall Road
Mailstop LGL
Mount Laurel, NJ 08054
Attention: William F. Brown

Senior Vice President & General Counsel
Fax Number: (856) 917-0950

with a copy to:
PHH Corporation
940 Ridgebrook Road
Sparks, MD 21152-9390
Attention: Michael Morrison
VP Corporate Tax
Fax Number: (410) 771-3362

or to such other address or facsimile number as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand-delivered; when receipt confirmed, if transmitted by facsimile or similar electronic transmission method; one (1) working day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed by first class mail or certified mail, return receipt requested, with postage prepaid.

Section 6.5      Changes in Law.

(a)      Any reference to a provision of the Code, Treasury Regulations, or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b)      If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 6.6      Confidentiality. Each of the parties hereto shall hold and cause its directors, officers, employees, advisors, and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and no party shall release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers or other consultants who shall be advised of and agree to be bound by the provisions of this Section 6.6.

Each of the parties hereto shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 6.7      Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. No party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other parties hereto, and any such assignment shall be void; provided, that each of Cendant and PHH may assign this Agreement to a successor entity in conjunction with such party’s reincorporation without obtaining the consent of the other.

Section 6.8      Affiliates. Cendant shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Cendant Affiliate, and PHH shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any PHH Affiliate. PHH shall, upon the written request of Cendant, cause any PHH Affiliate formally to execute this Agreement; upon execution, each such PHH Affiliate shall become a party to this Agreement and shall be jointly and severally liable the obligations of PHH hereunder.

Section 6.9      Authority. Each of the parties hereto represents to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 6.10      Entire Agreement. This Agreement and Appendix A attached hereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent that this Agreement is inconsistent with any of such other agreements with respect to the matters discussed herein, this Agreement shall control. Except as set forth in Article III of the Transition Services Agreement, (i) this Agreement shall exclusively control matters relating to Taxes and (ii) neither the Transition Services Agreement nor the Separation Agreement shall have any application to any matter that is governed by this Agreement.

Section 6.11      Governing Law and Jurisdiction. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of New York, excluding its conflict of law rules.

Section 6.12      Counterparts. This Agreement, including Appendix A hereto, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 6.13      Severability. If any term or other provision of this Agreement is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 6.14      Parties in Interest. This Agreement, including Appendix A hereto, shall be binding upon Cendant and PHH, and any PHH Affiliate that executes this Agreement, and inure solely to the benefit of PHH, any PHH Affiliate that executes this Agreement, and Cendant and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.15      Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any failure to exercise, or any single or partial exercise, of any such right preclude other or further exercise thereof or of any other right.

Section 6.16      Amendments. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

Section 6.17      Interpretation. When a reference is made in this Agreement to an Article or a Section, or to an Appendix, such reference shall be to an Article or Section of, or an Appendix to, this Agreement unless otherwise indicated. The headings contained in this Agreement, in any Appendix, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the term “including” in the Agreement shall always mean “including, without limitation”.

Section 6.18      Tax Sharing Agreements. As of the Closing Date, all tax sharing agreements (including the Cendant Tax Sharing Agreement) between PHH and/or any PHH Affiliate, on the one hand, and Cendant and/or any Cendant Affiliate, on the other hand, shall be terminated as of the Distribution Date and, after the Distribution Date, none of the parties to any such tax sharing agreement shall have any further rights or obligations under any such agreement. Notwithstanding anything to the contrary contained in this Agreement, this Section

6.18 shall not operate to terminate any tax sharing agreement (including the Cendant Tax Sharing Agreement) between or as it relates to Cendant, on the one hand, and any Cendant Affiliate, on the other hand.

ARTICLE VII

DEFINITIONS

Section 7.1      Defined Terms. The following terms shall have the meanings given them in this Section 7.1:

“Advisory Firm” means a nationally recognized accounting or law firm that is reasonably acceptable to Cendant.

“Advisory Firm Letter” means a letter from an Advisory Firm stating that any Tax Benefit Schedule or other information to be provided by PHH to Cendant pursuant to Section 1.6(d) and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date of such Tax Benefit Schedule or other information delivered to Cendant.

“Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code that files a United States federal consolidated Income Tax Return.

“After Tax Amount” means any additional amount necessary to eliminate (through a gross-up mechanism) the Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of any additional amount required to gross up such additional amounts), taking into account the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), and determined by assuming that the recipient of the payment pays Tax at the highest applicable marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Audit” includes any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Avis Final Determination” has the meaning set forth in Section 1.6(a).

“Avis Merger Agreement” means the Agreement and Plan of Merger and Reorganization by and among PHH Corporation, PHH Holdings Corporation, Avis Rent A Car, Inc. and Avis Fleet Leasing and Management Corporation, dated as of May 22, 1999.

“Cendant Affiliate” means any corporation or other entity directly or indirectly Controlled by Cendant immediately after the Distribution. For the avoidance of doubt, “Cendant Affiliate” shall exclude PHH and each PHH Affiliate.

“Cendant Consolidated and Combined Income Tax Returns” means each Tax Return required to be filed for Income Taxes of the federal Affiliated Group filing a consolidated Income Tax Return and each state, local, or foreign affiliated, consolidated, combined, unitary, or similar group, in each case, of which Cendant or any Cendant Affiliate is the common parent.

“Cendant Representation Letters” means the Tax Certificate from Cendant to Skadden dated January 31, 2005, and the Business Purpose Letter from Cendant to Skadden dated January 31, 2005, in which certain representations, warranties and covenants are made on behalf of Cendant in connection with the issuance of the Tax Opinion.

“Cendant Separate Income Tax Return” means each Tax Return with respect to Income Taxes required to be filed by Cendant or any Cendant Affiliate that is not a Cendant Consolidated or Combined Return.

“Cendant Tax Sharing Agreement” means the Tax sharing agreement effective as of the first day of the consolidated return year beginning January 1, 2003 by and between Cendant and its subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Control” means the ownership of stock, directly or indirectly, possessing at least 50 percent of the total combined voting power of all classes of stock entitled to vote.

“Dispute” has the meaning set forth in Section 6.3.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 6.3.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement between Cendant and PHH dated as of January 31, 2005.

“Distribution Taxes” means the product of (x) the aggregate amount of any gain or income recognized by Cendant, each Cendant Affiliate, PHH and each PHH Affiliate resulting from or arising in connection with the failure of the Internal Distribution to be wholly tax-free under sections 355, 361(c), and/or 368(a)(1)(D) of the Code (or any other applicable section of the Code), or the Distribution to be wholly tax-free under section 355 of the Code (or any other applicable sections of the Code), including, without limitation, any gain or income resulting from the application of section 355(d) or section 355(e) of the Code to the Distribution or the Internal Distribution, or corresponding provisions of the laws of any other jurisdiction and (y) the highest applicable marginal aggregate corporate Income Tax rate (for federal, state, local and foreign purposes) for the relevant taxable period (or portion thereof). Notwithstanding the foregoing,

Distribution Taxes shall not include income or gain attributable to (i) intercompany items with respect to (A) the December 31, 2002 transfer of Speedy Title and Appraisal Review Services Corporation (“STARS”) by PHH Holdings to Cendant Settlement Services Group, Inc. (“CSSG”) or (B) the transfer of certain domain names from Cendant Mortgage Corporation to one or more Cendant Affiliates and/or (ii) any excess loss account with respect to the stock of PHH Corner Leasing, Inc., PHH Market Leasing, Inc., PHH Milford Leasing, Inc., and PHH St. Paul Leasing, Inc. For purposes of this definition, “intercompany items” and “excess loss accounts” shall be, in each case, taken into account pursuant to the Treasury Regulations promulgated pursuant to section 1502 of the Code.

“Filing Party” has the meaning set forth in Section 5.1.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code sections 7121 or 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Tax” means any Tax determined by reference to income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such Tax.

“Independent Firm” means a nationally recognized accounting firm acceptable to Cendant and PHH.

“Internal Distribution” has the meaning set forth in the recitals to the Agreement.

“Internal Reorganization” has the meaning set forth in the recitals to the Agreement.

“Internal Reorganization Taxes” means the product of (x) the aggregate amount of any gain or income recognized by Cendant, each Cendant Affiliate, PHH and each PHH Affiliate resulting from or arising in connection with the failure of any of the transactions set forth in the Steps Memo, or any transactions related thereto, to be wholly tax-free and (y) the highest applicable marginal aggregate corporate Income Tax rate (for federal, state, local and foreign purposes) for the relevant taxable period (or portion thereof). Notwithstanding the forgoing, Internal Reorganization Taxes shall not include (i) Distribution Taxes, (ii) income or gain attributable to the sale, pursuant to the Steps Memo, of PHH stock by Cendant and/or the Cendant Rabbi Trust (as defined in the Steps Memo), and (iii) income or gain attributable to (A) intercompany items with respect to (x) the December 31, 2002 transfer of STARS by PHH Holdings to CSSG and (y) the transfer of certain domain names from Cendant Mortgage Corporation to one or more Cendant Affiliates and/or (B) any excess loss account with respect to the stock of PHH Corner Leasing, Inc., PHH Market Leasing, Inc., PHH Milford Leasing, Inc., and PHH St. Paul Leasing, Inc. For purposes of this definition, “intercompany items” and “excess loss accounts” shall be, in each case, taken into account pursuant to the Treasury Regulations promulgated pursuant to section 1502 of the Code.

“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“Losses” means any loss, cost, damage or expense, including reasonable attorneys’ fees and costs attributable to the foregoing.

“Mobility” has the meaning set forth in the recitals.

“Other Taxes” means any Taxes other than Income Taxes.

“Payment Period” has the meaning set forth in Section 4.1(e).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“PHH Affiliate” means any corporation or other entity directly or indirectly Controlled by PHH immediately after the Distribution. For purposes of this Agreement, PHH Affiliate shall also include AFL, PHH Holdings, AFL Management, VMS Holdings, Inc., PHH Financial Services, Inc., PHH Continental Leasing, Inc., PHH Auto Finance Corporation, Speedy Title & Appraisal Review Services Corporation, and the successor of each of the foregoing.

“PHH Consolidated and Combined Income Tax Returns” means each Tax Return required to be filed for Income Taxes of any federal Affiliated Group filing a consolidated Income Tax Return and each state, local, or foreign affiliated, consolidated, combined, unitary, or similar group, in each case, of which PHH or any PHH Affiliate is the common parent.

“PHH Representation Letter” means the Tax Certificate from PHH to Skadden dated January 31, 2005, in which certain representations, warranties and covenants are made on behalf of PHH in connection with the issuance of the Tax Opinion.

“PHH Separate Income Tax Return” means each Tax Return with respect to Income Taxes required to be filed by PHH or any PHH Affiliate that is not a PHH Consolidated or Combined Return.

“Realized” A Tax Benefit or other benefit shall be deemed to have been Realized from a Tax Asset in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group or any other state, local, foreign or similar group of which it is a member) for such period, after taking into account the effect of the Tax Asset on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Asset. For purposes of this definition and Section 1.6, any carryback of a net operating loss or other tax attribute by PHH or any PHH Affiliate to a taxable period shall be disregarded. For purposes of this Agreement, a Tax Benefit shall be deemed to have been “Realized” (i) at the time of the filing of a Tax Return (including any amended Tax Return or any Tax Return relating to estimated Taxes) on which a loss, deduction or credit or increase in basis is applied to reduce the amount of Taxes which would otherwise be payable and (ii) at the time of the filing of a claim or form for the refund of a Tax.

“Restated Tax Benefit” has the meaning set forth in Section 1.6(f).

“Separation Agreement” means the Separation Agreement between Cendant and PHH dated as of January 31, 2005.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Steps Memo” means the memorandum attached hereto as Appendix A.

“Tax and Taxes” include all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Tax Asset” means any loss, deduction (including any deduction attributable to depreciation or amortization), credit, Tax basis, or other Tax attribute.

“Tax Benefit” means any reduction in the Tax liability of a taxpayer (or of the Affiliated Group or any other state, local, foreign or similar group of which it is a member) for any taxable period. For purposes of this Agreement, Tax Benefit shall include, without limitation, the reduction of any Tax liability of a taxpayer resulting from any deductions from the amortization or depreciation of property, or reduction in income or gain from the sale of property or increase in any loss from the sale of property to the extent such loss reduces the Tax liability of the taxpayer in such taxable year.

“Tax Benefit Schedule” has the meaning set forth in Section 1.6(b).

“Tax Opinion” means the opinions issued to Cendant by Skadden in connection with the Internal Distribution, the Distribution and the Internal Reorganization.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transition Services Agreement” means the Transition Services Agreement between Cendant and PHH dated as of January 31, 2005.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the parties have signed this Tax Sharing Agreement effective as of the date first set forth above.

CENDANT CORPORATION

/s/ Joseph J. Huber

Name:	Joseph J. Huber
Title:	Group Vice President, Corporate Taxes

PHH CORPORATION

/s/ Terrence W. Edwards

Name:	Terence W. Edwards
Title:	President & Chief Executive Officer